Exhibit 10.3
Confidential

BINDING TERM SHEET

August 15, 2016

This Binding Term Sheet sets forth certain key terms of a possible transaction (the “Transaction”) involving Sorrento Therapeutics, Inc. (“Sorrento”),  Scintilla Pharmaceuticals, Inc., a majority owned subsidiary of Sorrento (“Acquirer”), and Semnur Pharmaceuticals, Inc. (the “Company”).

A. Transaction Structure:

Acquirer would acquire all of the outstanding shares of capital stock and other equity securities of the Company by means of a reverse subsidiary merger, whereby a wholly-owned subsidiary of Acquirer (“MergerCo”) will merge with and into the Company, the separate corporate existence of MergerCo shall cease and the Company shall become a wholly-owned subsidiary of Acquirer.

The terms of the Transaction will be more fully set forth in a definitive agreement, which the parties intend to enter into within 60 days following the execution of this term sheet.

The definitive agreement shall provide that the Transaction shall be closed on the earlier to occur of (i) the date that is 30 days following the execution of the definitive agreement or (ii) three business days after Scintilla has actually received financing sufficient to fund the Initial Consideration.

Contingent upon the execution of the definitive agreement between the parties, Semnur shall deliver voting agreements or stockholder consents from Semnur’s stockholders representing the vote or consent of stockholders required under Delaware and California law, Semnur’s certificate of incorporation and Semnur’s contracts with stockholders (if any), in each case, to approve the Transaction on behalf of Semnur’s stockholders.

B. Merger Consideration:

The aggregate purchase price to be paid by Acquirer for all of the Company’s outstanding shares of capital stock and other equity securities in the Transaction would be:

●    an initial payment of $60,000,000 (the “Initial Consideration”), consisting of a payment on the closing date of (i) $40,000,000 in cash, and (iii) $20,000,000 in shares of common stock of Sorrento (the “Stock Consideration”), calculated based on the volume weighted average closing price of Sorrento’s common stock, as reported on The Nasdaq Market LLC, for the 30 consecutive trading days ending on the date that is three days prior to the execution of the definitive agreement (such volume weighted average, the “Signing Trading Price”).

Acquirer will not assume any options, warrants or other rights to acquire capital stock of Semnur and no options, warrants or other rights to acquire Acquirer capital stock will be issued in consideration therefore.  The Company’s options outstanding as of the date hereof will be accelerated and cancelled at closing in exchange for the right to receive the applicable portion of the merger consideration as it becomes payable.  Prior to closing, the Company may determine (at its election) to grant new options from its available option pool and provide that such options will either be (A) substituted for a right receive the applicable portion of the merger consideration as it is paid, subject to post-closing vesting terms set by the Company (provided, that such options are granted in compliance with the Company’s option plan and applicable law (including 409A)), or (B) accelerated at closing and treated in the same manner as the options of the Company that are outstanding on the date hereof; provided that the grant of such new options will not increase the amount of the Initial Consideration or the Stock Consideration. The allocation of consideration among the equityholders of the Company shall calculate the payments to be made to optionholders on the treasury stock method.

●    the following one-time milestone payments, payable in cash:

o    $20,000,000, upon completion of the first successful Phase III clinical study of a Company Product;

o    $10,000,000, upon completion of the second successful Phase III clinical trial of a Company Product;

o    $40,000,000, upon the first U.S. FDA approval of an NDA for a Company Product;

o    $10,000,000, upon the first approval of an MAA for a Company Product in Europe (EMA or the UK, Germany, France, Italy or Spain);

o    $30,000,000, upon achievement of the first $100,000,000 in net sales of a Company Product; and

o    $30,000,000, upon achievement of the first $250,000,000 in net sales of a Company Product.

For clarity, the aggregate purchase price shall not exceed $200,000,000.

Sorrento will guarantee the obligations of Scintilla to pay the Initial Consideration.  After the closing and following the payment of the Initial Consideration, Sorrento will (A) cause Scintilla to have $5 million in cash-on-hand (after the payment of the Initial Consideration) to be available for Scintilla to fund its operations (including to support the achievement of the milestone payments contemplated above); and (B) will use commercially reasonable efforts to assist Scintilla to obtain funding necessary to achieve and satisfy the milestone payments contemplated above.

C. Additional Earnout Terms:

“Company Product” and “successful completion” of a Phase III clinical trial will be defined in the definitive agreement governing the Transaction; in any case, filing of a complete NDA or MAA will be deemed to satisfy the above-described Phase III completion milestones.

The definitive agreement will (i) provide reasonable due diligence provisions with respect to development of a Company Product and (ii) provide accredited investors with customary demand registration rights for registration promptly following the closing of the shares of Sorrento stock issued in the Transaction and customary piggyback registration rights (it being understood that registration rights for non-accredited investors will be mutually agreed upon by the Company and Acquirer following Acquirer’s due diligence).  Sorrento will enter into a customary registration rights agreement with the accredited stockholders providing for such registration rights.

D. Adjustments:

The definitive agreement shall not include any closing purchase price adjustments, except that the Company will be debt-free at closing. Cash held at the Company will be used to pay (i) the costs and expenses of the Company in connection with or related to the Transaction, (ii) debt of the Company as of the closing, (iii) year-end bonuses (pro rated to closing) for employees and consultants who either (a) do not receive an offer to become an employee or consultant of Sorrento or Acquirer upon closing or (b) are contractually entitled, as of the date of this term sheet, to receive a bonus from the Company upon or before the closing, in any case in an aggregate amount not to exceed $500,000, (iv) accumulated PTO as of the closing and (v) a customary D&O tail policy (collectively, the “Permitted Costs”).  Any cash remaining in the Company at closing will remain with the Company. The Company (i) will not distribute any cash held at the Company to its stockholders or other equityholders, (ii) will manage and use its cash-on-hand in the ordinary course of business, provided that the Company may pay the Permitted Costs and (iii) shall consult with Acquirer prior to making any material payments that are not consistent with past practice.

E. Escrow:

$6 million of the Stock Consideration (valued at the Signing Trading Price) will be placed in escrow for satisfaction of any indemnity obligations of the Company and its equityholders as agreed to in the definitive agreements.  Half of the remaining escrow (the “Initial Escrow”) will be released on the date that is 6 months after the closing (subject to retention reasonably expected to satisfy any claims pending as of such 6-month date, but in no event less than any amount claimed by a third party for which Acquirer or Sorrento may be entitled to indemnification), which retention shall be calculated solely based on the amount of the Initial Escrow and without considering the remaining portion of the escrow, and the remaining portion of the escrow will be released on the date that is 12 months after the closing, subject to retention reasonably expected to satisfy any pending claims at such time, but in no event less than any amount claimed by a third party for which Acquirer or Sorrento may be entitled to indemnification.

F. Representations, Warranties and Other Provisions:

The definitive agreement will contain representations, warranties, covenants and closing conditions, including absence of a material adverse event or effect, that are customary for a transaction of this nature.

The definitive agreements will not include any financing contingencies.

Promptly following the date of this Binding Term Sheet, Acquirer and the Company will use commercially reasonable efforts to prepare audited and interim financial statements for the Company, as determined by Acquirer (collectively, the “Financial Statements”), provided that Acquirer shall bear the fees and costs of the auditors auditing and reviewing the Financial Statements (the “Financial Statement Costs”).

G. Due Diligence:

The parties shall use commercially reasonable efforts to provide to each other and, subject to the execution of reasonably agreed upon confidentiality agreements, to their respective accountants, attorneys, partners, consultants, financing sources and other representatives and agents, in each case, who have a need to access such information in connection with (and which the receiving party shall use solely for the purpose of) such party’s determination whether to enter into the Transaction, reasonable access, as reasonably necessary to the other’s management, consultants, accountants, advisors and other representatives in each case that are aware of the Transaction and to the properties, operating and financial data, records, agreements and other information relating to the parties and to the Transaction, in each case, to the extent reasonably requested by the parties. The parties will use their commercially reasonable efforts to respond promptly to information requests from the other party as is reasonable and customary in the course of due diligence for transactions of this type.

H. Exclusivity:

Until 5:00PM Pacific Time on October 14, 2016 (the “Expiration Date”), the Company shall not directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, discussions or proposals from any person or entity other than Acquirer and its affiliates (each, together with its and their affiliates, a “Third Party”) relating to a possible Acquisition Proposal (as defined below), (ii) continue, solicit, knowingly encourage or enter into negotiations or discussions relating to any such possible Acquisition Proposal, (iii) furnish to any Third Party in connection with an Acquisition Proposal any information (not already in the public domain) relating to any of the Company’s business, shares, assets or the Transaction contemplated hereby, except as required by applicable law, or (iv) enter into or consummate any agreement or understanding providing for any Acquisition Proposal; provided, however, the Company’s obligations under this paragraph shall terminate and be void (and the “Expiration Date” shall be deemed to automatically occur) if (A) Acquirer proposes to the Company either orally or in writing any terms for the Transaction that contravene any of the terms set forth in the sections A, B, C, D or E of this Binding Term Sheet (any such proposal by Acquirer, a “Contravening Proposal”) and (B) Acquirer does not permanently revoke in writing (which revocation may be sent by email to the signatories hereto) such proposal within 24 hours of the Company’s delivery to the Acquirer of a written notice (which notice may be sent by email to the signatories hereto) that the Company considers such proposal to constitute a Contravening Proposal; and, provided further that unless the Expiration Date has already occurred, the Expiration Date shall be automatically extended to 5:00PM Pacific Time on November 13, 2016 in the event that as of 5:00PM Pacific Time on October 14, 2016, the parties are in negotiations regarding the definitive agreement for the Transaction and have each provided to the other party one or more drafts of such definitive agreement during the two-week period immediately prior thereto.

For purposes of this provision, “Acquisition Proposal” shall mean any offer or proposal by a Third Party to engage with the Company in any transaction or series of related transactions involving: (i) any purchase or other acquisition by a Third Party of ten percent or more of the capital stock of the Company (other than pursuant to the grant or exercise of equity awards to employees or consultants in the ordinary course of business or as contemplated herein, the issuance of shares of preferred stock to current stockholders of the Company pursuant to contractual obligations of the Company as of the date hereof, or the conversion of preferred stock of the Company outstanding on the date hereof into common stock of the Company); provided that (without limiting the foregoing parenthetical) no more than 50% of such ten percent of the capital stock of the Company shall be sold or issued to any party that is not a stockholder of the Company as of the date of this Term Sheet; (ii) any direct or indirect purchase or other acquisition by any Third Party of a material portion of the assets of the Company (other than the sale or license of products in the ordinary course of business); provided that, for purposes of this clause (ii), “material” shall include, without limitation, any intellectual property of the Company and any asset (or related assets) of the Company, in either case (or in the aggregate), with a value equal to 10% or more of the book value of all of the Company’s assets measured as of immediately prior to such purchase or other acquisition; or (iii) any merger, consolidation or other similar transaction involving the Company.

I. Transaction Expenses:	Each party shall pay its own legal fees, financial advisory fees and other expenses incurred in connection with the Transaction; provided that Acquirer shall pay the Financial Statement Costs.
J. Governing Law:	This Binding Term Sheet will be governed by the laws of the State of Delaware, without regard to conflicts of laws.

K. Termination:

If the parties hereto have not entered into a binding definitive agreement by the Expiration Date with respect to the Transaction,

either party may terminate this Binding Term Sheet and abandon the Transaction, and no party shall have any further obligation or liability hereunder; provided, that, notwithstanding the foregoing, (A) if, without the written permission (including by email) of the Company, Acquirer or Sorrento informs the Company prior to such termination that it would not enter into the definitive agreements unless one or more of the terms of the Transaction set forth in the last paragraph of Section A, or in Section B, Section D, Section E, or Section I above are modified, Acquirer shall (and Sorrento shall cause the Acquirer to) pay the Company an aggregate of $5,000,000 in cash as liquidated damages, and not as a penalty, which payment shall be made within seven days of such termination; and (B) if, without the written permission (including by email) of Acquirer or Sorrento, the Company informs the Acquirer prior to such termination that it would not enter into the definitive agreement unless one or more of the terms of the Transaction set forth in the last paragraph of Section A, or in Section B, Section D, Section E, or Section I above are modified, the Company shall pay the Acquirer an aggregate of $5,000,000 in cash as liquidated damages, and not as a penalty, which payment shall be made within seven days of such termination.  The parties acknowledge and agree that $5,000,000 constitutes a reasonable good faith estimate of the potential damages arising from the foregoing matters, it being otherwise difficult or impossible to estimate a party’s actual damages that would be suffered by such party in the event of any such matter.

If a party makes a payment contemplated pursuant to this section, then (A) such payment shall be the sole and exclusive remedy under this Binding Term Sheet of the party receiving such amount and (B) the party receiving such amount (and its affiliates) shall not be entitled to bring or maintain any other claim, action or proceeding against any party to this Binding Term Sheet or any other person arising under or in connection with this Binding Term Sheet. Under no circumstances shall a party be required to make more than one payment contemplated under this section.

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The parties have executed this Binding Term Sheet as of the date first above written.

Semnur Pharmaceuticals, Inc.

By:	/s/ Mahendra G. Shah
Name:	Mahendra G. Shah
Title:	Executive Chairman

Scintilla Pharmaceuticals, Inc.		Sorrento Therapeutics, Inc.

By:	/s/ Henry Ji, Ph.D.	By:	/s/ Henry Ji, Ph.D.
Name:	Henry Ji, Ph.D.	Name:	Henry Ji, Ph.D.
Title:	President & CEO	Title:	President & CEO

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